CONSENT OF DECHERT LLP

We consent to the filing of our tax opinions as exhibits to the Registration Statement on Form N-14 of John Hancock Variable Insurance Trust to be filed with the Securities and Exchange Commission on or about January 18, 2013 and to the references made to our Firm therein and in any amendments thereto.

/s/ Dechert LLP
Dechert LLP

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

January 18, 2013